Exhibit 99.1

  News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Announces Projected Fourth Quarter Revenue

Rancho Santa Margarita, Ca. January 14th, 2008- Liquidmetal® Technologies, Inc. OTCBB: LQMT) today announced that based upon preliminary review of its 2007  fourth quarter financial performance, the Company expects to report net revenue of approximately  $8.6 million for the fourth quarter ending December 31, 2007, the highest level of quarterly revenue reported to date for the Company.  Projected fourth quarter net revenue represents an increase from $7.1 million in the third quarter of 2007 and the $6.4 million in the fourth quarter of 2006.  Projected net revenue does not include revenue of licensees from the manufacture and sale of Liquidmetal products although it includes royalty and material sales to our licensees.

Larry Buffington, Chief Executive Officer, commented, “The strong revenue growth in the fourth quarter was due in part to increased demand and adoption of our technology and continued momentum building in our strategy to segment our business into respective business categories, whether through our own subsidiary or a licensee, and allowing each business unit to focus and execute their respective strategies. We are pleased with the trend in the business.”

Liquidmetal Technologies will provide additional details of the fourth quarter financials during a regularly scheduled earnings call to be announced later next month. The Company does not intend to announce projected revenue every quarter prior to the filing of its periodic reports with the SEC.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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